UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 5, 2014

Apollo Education Group, Inc.
(Exact name of registrant as specified in its charter)

Arizona	0-25232	86-0419443
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4025 S. Riverpoint Parkway, Phoenix, Arizona		85040
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 966-5394

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Material Compensatory Plan, Contract or Arrangement.
Employment Agreement with Gregory W. Cappelli. On June 5, 2014, Apollo Education Group, Inc. (the “Company”) and Gregory W. Cappelli, the Company’s Chief Executive Officer, entered into an employment agreement (the “Restated Agreement”) that amends and restates the existing employment agreement between the Company and Mr. Cappelli dated April 2, 2011.
Under the Restated Agreement, the term of Mr. Cappelli’s employment agreement has been extended from August 31, 2014 to August 31, 2017.
Effective September 1, 2014, Mr. Cappelli’s annual base salary will be $1,000,000 and his target bonus will be 150% of his base salary. For each subsequent fiscal year within the term of the Restated Agreement, Mr. Cappelli’s annual base salary and target bonus will be set by the Compensation Committee of the Company (the “Committee”), but will be set at no less than $1,000,000 and 150% of base salary, respectively.
Mr. Cappelli will receive an annual long-term equity incentive award under the Restated Agreement. For the Company’s 2015 fiscal year commencing on September 1, 2014 this long-term equity incentive award will: (i) have a grant date fair market value of $7,000,000, (ii) consist of restricted stock units, stock options and/or performance share units, (as determined by the Committee), (iii) vest in three successive annual installments over Mr. Cappelli’s period of continued employment with the Company, (iv) in the case of options have a maximum term of six years, and (v) in the case of restricted stock units have a performance vesting condition (as determined by the Committee).
With respect to Mr. Cappelli’s compensation arrangements for services performed under the Restated Agreement after the Company’s 2015 fiscal year, the Committee will conduct an annual review of Mr. Cappelli’s annual compensation arrangements utilizing peer group data and the Company’s compensation percentile objectives versus the peer group (currently, 50th percentile for target total cash compensation and 75th percentile for target total direct compensation).
Subject to the minimums described above with respect to Mr. Cappelli’s annual base salary and target bonus, this review will be subject to the Committee’s discretion to adjust Mr. Cappelli’s compensation package based on the compensation objectives set by the Committee from time to time, Mr. Cappelli’s performance, the Company’s financial performance, total stockholder return and other factors that the Committee determines to be appropriate.
Should Mr. Cappelli’s employment terminate under certain circumstances and Mr. Cappelli delivers an enforceable general release to the Company, he will become entitled to the following severance benefits, which are the same severance benefits that were in effect under Mr. Cappelli’s employment agreement immediately prior to the execution of the Restated Agreement: (i) a cash amount equal to two times his annual base salary and average of his three prior annual bonuses, payable over one-year period following termination; (ii) twelve months of additional vesting of any equity awards, subject to attainment of any applicable performance goals; (iii) up to a maximum period of 24 months following such termination to exercise any stock options that are vested (including the additional service vesting described in (ii) above) and outstanding at the time of such termination, but in no event beyond the expiration of the maximum term of such stock option; and (iv) a cash amount to cover 18 months of COBRA costs.
Mr. Cappelli will also be entitled to such severance benefits if he resigns for any reason within a 30-day period beginning six months after the closing of a change in control of the Company.
For the one-year period following his termination of employment, Mr. Cappelli will be subject to certain non-compete and non-solicitation covenants.
A copy of Mr. Cappelli’s employment agreement with the Company dated March 31, 2007 has been filed as Exhibit 10.18 to the Company’s Form 10-K for the fiscal year ended August 31, 2006 and copies of the two amendments to that agreement have been filed as exhibits to the following reports of the Company: Amendment No. 1 filed as Exhibit 10.6 to the Form 10-Q for the fiscal quarter ended November 30, 2008; and Amendment No. 2 filed as Exhibit 10.1 to the current report on Form 8-K filed on April 27, 2009. A copy of Mr. Cappelli’s April 2, 2011 amended and restatement employment agreement with the Company has been filed as Exhibit 10.3 to the Company’s Form 10-Q for the fiscal quarter ending May 31, 2011.
A copy of Mr. Cappelli’s Restated Agreement will be filed as an exhibit to the Company’s Form 10-K for the fiscal year ending August 31, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO EDUCATION GROUP, INC.
An Arizona Corporation

Date: June 6, 2014

	By:	/s/ Brian L. Swartz
Name: Brian L. Swartz Title: Senior Vice President and Chief Financial Officer